SCHEDULE 14C

                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant                       [X]
Filed by Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Information Statement   [ ]  Confidential, for Use of the
                                              Commission Only
                                              (as permitted by Rule 14c-5(d)(2))

[  ]  Definitive Information Statement

                             INTERWORLD CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No Fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                ----------------
                             InterWorld Corporation
                                395 Hudson Street
                            New York, New York 10014
                                ----------------

To Our Stockholders:

      The purpose of this letter is to inform you that we intend to take the following action by written consent of our stockholders:

      1. Amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding Common Stock at a ratio of one-for-fifty as discussed in the accompanying Information Statement.

      J Net Enterprises, Inc. is the beneficial owner of approximately 67.51% of outstanding shares of our Common Stock and 100% of our outstanding shares of Series A Convertible Preferred Stock (the "Series A Stock"), which together represents approximately 70.41% of the aggregate voting power of all outstanding shares of our capital stock, and has executed a written consent in favor of the action described above. This consent will satisfy the stockholder approval requirement for the proposed action and allows us to take the proposed action as soon as practicable in order to effectuate the redemption of the Series A Stock pursuant to Article V.C of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock.

      WE ARE NOT ASKING FOR YOUR PROXY. Because the written consent of J Net satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and By-laws, we are not asking for a proxy and you are not requested to send one.

      The accompanying Information Statement is for information purposes only and explains the terms of the amendment to our Amended and Restated Certificate of Incorporation. Please read the accompanying Information Statement carefully.

                                    By Order of the Board of Directors,


                                    Kevin T. Boyle
                                    General Counsel and Secretary

May   , 2001

                             INTERWORLD CORPORATION
                                395 HUDSON STREET
                            NEW YORK, NEW YORK 10014
                              ---------------------
                              INFORMATION STATEMENT
                                   MAY , 2001
                              ---------------------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

      This Information Statement is being mailed on or about May , 2001 to the stockholders of record at the close of business on May 4, 2001 (the "Record Date"). This Information Statement is being sent to you for information purposes only. No action is requested on your part.

      This Information Statement is being furnished to our stockholders to inform you of the adoption of a resolution by written consent by J Net Enterprises, Inc., a Nevada corporation and our largest stockholder ("J Net"). The resolution adopted by J Net gives us the authority to take the following action:

      1. Amend our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split of our outstanding Common Stock at a ratio of one-for-fifty.

      On May 4, 2001 our Board of Directors adopted resolutions authorizing this amendment to our Certificate of Incorporation and recommended that the stockholders adopt resolutions authorizing this amendment. On May 4, 2001 J Net executed a written consent authorizing the filing of an amendment to our Certificate of Incorporation to implement a reverse stock split of our Common Stock at a ratio of one-for-fifty.

      As of the close of business on May 4, 2001, we had an aggregate of 90,361,014 shares of Common Stock and 2,816,611 shares of Series A Convertible Preferred Stock (the "Series A Stock") outstanding. Each holder of Series A Stock is entitled to vote on an as converted basis, and each holder of Common Stock is entitled to one vote per share. Holders of Common Stock and Series A Stock vote together as a single class, on an as converted basis, on all matters presented to the stockholders.

      The favorable vote of the holders of a majority of the issued and outstanding shares of Common Stock and Series A Stock, voting together as a class, is necessary to approve the amendment to the Certificate of Incorporation. J Net is the beneficial owner of approximately 67.51% of our outstanding shares of Common Stock and 100% of our outstanding shares of Series A Stock, which together represents approximately 70.41% of the aggregate voting power of all outstanding shares of our capital stock. Accordingly, the requisite stockholder approval of the amendment to our Certificate of Incorporation to implement the reverse stock split was obtained by the execution of J Net's written consent in favor of the amendment.

                         ACTION #1: REVERSE STOCK SPLIT


General
-------

      We are proposing to amend our Certificate of Incorporation to give the Board of Directors the ability to effect a reverse stock split of the shares of our Common Stock, at a ratio of one-for-fifty (the "Reverse Stock Split"). The form of the proposed amendment is annexed to this Information Statement as EXHIBIT A (the "Reverse Stock Split Amendment").

Consent Required
----------------

      Approval of the Reverse Stock Split Amendment requires the consent of the holders of a majority of the outstanding shares of our Common Stock and Series A Stock, voting together as a single class, on an as converted basis, as of the Record Date. J Net, which held approximately 67.51% of the outstanding shares of our Common Stock and 100% of the outstanding shares of our Series A Stock as of the Record Date, has given its consent to this amendment and accordingly, the requisite stockholder approval of the Reverse Stock Split Amendment was obtained by the execution of J Net's written consent in favor of the Reverse Stock Split Amendment.


Purpose for the Reverse Stock Split Amendment
---------------------------------------------

      The reason for the Reverse Stock Split Amendment is to allow us to issue the Redemption Stock (as defined below) to J Net pursuant to certain terms and conditions of the transaction we consummated with J Net on November 10, 2000, in which we issued and sold 3,200,000 shares of Series A Stock and a related warrant to J Net for $20 million. On February 9, 2001, we issued an additional 93,994 shares of Series A Stock to J Net as a dividend on the then-outstanding shares of Series A Stock, bringing the total number of issued and outstanding shares of Series A Stock to 3,293,994. The terms of the Series A Stock provide that, since we did not enter into a business combination transaction with J Net by April 12, 2001, J Net can require us to redeem the Series A Stock at 150% of its stated value plus accrued and unpaid dividends, which would be greater than $30 million (the "Mandatory Redemption Amount"). J Net provided us with a written notice, dated April 12, 2001, notifying us, among other things, that such Mandatory Redemption Amount was due and payable. We did not have sufficient funds to pay such Mandatory Redemption Amount, and on April 26, 2001, J Net provided us with a mandatory redemption notice pursuant to Article V.C of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations"), electing to receive the Mandatory Redemption Amount in the form of shares of our Common Stock (the "Redemption Stock"), as determined in accordance with the Certificate of Designations. Accordingly, on May 4, 2001, we redeemed 477,383 shares of Series A Stock and issued 61,000,021 shares of Redemption Stock therefor. As a result of such partial redemption, J Net currently holds 2,816,611 shares of Series A Stock.

      Pursuant to Article V.C of the Certificate of Designations, J Net is entitled to receive a number of shares of Common Stock equal to the Mandatory Redemption Amount divided by 65% of the Market Price (as defined in the Certificate of Designations). Due to the fact that we are currently authorized to issue up to only 100,000,000 shares of our Common Stock, we have issued 61,000,021 shares of Redemption Stock to J Net in partial redemption of the Series A Stock. As a result of such partial redemption, J Net is now the holder of approximately 67.51% of the outstanding Common Stock. The Reverse Stock Split is necessary to provide us with enough authorized, but unissued shares of Common Stock to comply with the requirements of Article V of the Certificate of Designations. By decreasing the number of issued and outstanding shares of our Common Stock through the Reverse Stock Split, we will have enough common shares to issue the full number of shares of Redemption Stock to J Net required upon redemption of the Series A Stock as described above.

      Another reason for the Reverse Stock Split Amendment is to decrease the public float of our Common Stock. We have a relatively large number of shares of our Common Stock outstanding in light of our current capitalization structure. As a result, we believe the price for a share of our Common Stock is lower than it would be if we reduced the number of shares of our Common Stock that are outstanding. The price of our Common Stock is currently at a level that may cause potential investors to view an investment in us as unduly speculative. Although there can be no assurance that the price of a share of our Common Stock will increase following the contemplated Reverse Stock Split, or that any increase in the price will be proportional to the decrease in outstanding shares, any increase in our price may make shares of our Common Stock more attractive to potential investors who associate higher stock prices with stability. There can be no assurance, however, that any increase in the per share price of shares of our Common Stock would occur following the Reverse Stock Split.

      Approval of the Reverse Stock Split itself would not affect any stockholder's percentage ownership interest in us or proportional voting power, except for differences resulting from the fractional share adjustment described below. The shares of Common Stock which would be issued upon approval of the Reverse Stock Split would be fully paid and non-assessable. The voting rights and other privileges of the holders of Common Stock would not be affected by adoption of the Reverse Stock Split or the subsequent implementation thereof.

Potential Effects of the Reverse Stock Split
--------------------------------------------

      Pursuant to the Reverse Stock Split, each holder of fifty shares of Common Stock, par value $.01 per share, immediately prior to the effectiveness of the Reverse Stock Split, would become the holder of one share of Common Stock, par value $.01 per share, after consummation of the Reverse Stock Split.

      Although the Reverse Stock Split would not, by itself, impact our assets or business, the Reverse Stock Split could result in a decrease in the aggregate market value of our equity capital. The Board of Directors believes that this risk is outweighed by the benefits of the Reverse Stock Split.

      When implemented, the Reverse Stock Split may result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

      When the Reverse Stock Split is implemented, each option or warrant outstanding and unexercised granted by us to purchase shares of our Common Stock will be automatically converted into an economically equivalent option or warrant by decreasing the number of shares underlying the option or warrant and increasing the exercise price appropriately. In addition, the number of shares of Common Stock which remain available for issuance under our benefit plans will be reduced by the same ratio as the Reverse Stock Split.

      The change in the number of outstanding shares of our Common Stock due to the Reverse Stock Split will result in an accounting adjustment to our balance sheet. Our balance sheet will be adjusted by re-allocating from the equity line item entitled "Common Stock - Issued and Outstanding Shares" to the equity line entitled "Additional Paid-In-Capital." Other than this change to our balance sheet, the Reverse Stock Split will have no material effect on our financial business and will not impact the rights of the holders of our Common Stock.


Shares of Common Stock Issued and Outstanding or Held as Treasury Shares
------------------------------------------------------------------------

      Upon the effectiveness of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding would be reduced to a number that would be approximately equal to (i) the number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, divided by (ii) fifty. The actual number of authorized shares of Common Stock would not be changed.

      With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Stock Split would remain the same. After the effectiveness of the Reverse Stock Split, we do not anticipate that our financial condition or any aspect of our business would materially change as a result of the Reverse Stock Split.


Effectiveness of the Reverse Stock Split
----------------------------------------

      The Reverse Stock Split will become effective as soon as practicable after the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to our Certificate of Incorporation in substantially the form of the Reverse Stock Split Amendment.

      Commencing on the date the Reverse Stock Split Amendment is filed with the Secretary of State of the State of Delaware (the "Effective Date"), each stock certificate representing shares of Common Stock before such date (the "Pre-Effective Stock") would be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split (the "Post-Effective Stock"). As soon as practicable after such date, stockholders would be notified as to the effectiveness of the Reverse Stock Split and instructed as to how and when to surrender their certificates representing shares of Pre-Effective Stock in exchange for certificates representing shares of Post-Effective Stock. We intend to use Mellon Investor Services as our exchange agent in effecting the exchange of certificates following the effectiveness of the Reverse Stock Split.

Fractional Shares
-----------------

      No fractional shares of our Common Stock will be issued to stockholders as a result of the Reverse Stock Split. A holder of Pre-Effective Stock who would otherwise have been entitled to a fractional share of our Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the average closing bid price of the Common Stock as reported on the OTC Bulletin Board Service for the three days prior to the Effective Date.

Certain Federal Income Tax Consequences
---------------------------------------

      The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

      We believe that the Reverse Stock Split will not be a taxable transaction to us because the transaction qualifies for non-recognition under the Code. With regard to the holders of Post-Effective Stock, we also believe that they will not recognize gain or loss as a result of the Reverse Stock Split. In the aggregate, each stockholder's basis in the Post-Effective Stock will equal the stockholder's basis in the Pre-Effective Stock.

      With regard to holders of fractional shares of our Common Stock as a result of the Reverse Stock Split, cash received by such stockholder in lieu of a fractional share interest will be treated as having been received in exchange for such fractional share interest, and gain or loss will generally be recognized for U.S. federal income tax purposes. This gain or loss will be measured by the difference between the amount of cash received and the portion of such stockholder's tax basis allocable to such fractional share interest. Such gain or loss will be treated as capital gain or loss. For taxpayers who are individuals, if their fractional share interest has a holding period for U.S. federal income tax purposes of more than one year. A stockholder's holding period for shares of Post-Effective Stock will be the same as the holding period of the shares of Pre-Effective Stock exchanged therefor.

      Under the Code, if you receive cash in lieu of a fractional share interest, you may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to such cash unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Description of Common Stock
---------------------------

      All outstanding shares of Common Stock are fully paid and non-assessable. Each share of the outstanding Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors and is entitled to participate equally in any distribution of net assets made to the stockholders upon our liquidation. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders and may not cumulate votes for the election of directors.


Description of Series A Stock
-----------------------------

      All outstanding shares of the Series A Stock are fully paid and non-assessable. The holders of Series A Stock are entitled to vote together with the Common Stock as a single class, on an as converted basis, on all matters voted upon by stockholders and may not cumulate votes for the election of directors.


                        RIGHTS OF DISSENTING STOCKHOLDERS

      Our stockholders are not entitled to any appraisal or similar rights under Delaware law in connection with the actions described in this Information Statement.

                    OWNERSHIP OF INTERWORLD CORPORATION STOCK

Common Stock
------------

      The following table sets forth information with respect to the beneficial ownership of our Common Stock as of May 4, 2001 with respect to each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock; each of our directors; each of our current Chief Executive Officer, our General Counsel and Secretary, our former Chief Executive Officer and President, our former Chief Financial Officer, our former Senior Vice President, Marketing, our former Vice Chairman and our former Senior Vice President, Finance (collectively, the "Named Executive Officers"); and all executive officers and directors as a group.

                                               Shares      Percentage of
                                            Beneficially   Common Stock
          Name of Beneficial Owner (1)         Owned       Outstanding(2)
          ----------------------------      ------------   --------------

             J Net Enterprises, Inc.(3)(4)  65,270,427       72.23%
             Michael J. Donahue(4)           4,275,406        4.73%
             Mark W. Hobbs(3)(  4)          65,275,368       72.24%
             David Lonsdale (7)                  4,941            *
             David R. Markin (3)(4)(6)      65,275,368       72.24%
             Narender D. Singh (5)               4,941            *
             Allan R. Tessler (3)(6)(7)     65,275,368       72.24%
             Russell West(8)                    41,562            *
             Kevin T. Boyle(9)                   5,376            *
             Jeremy Davis                        8,800            *
             Douglas Maio (10)                  52,950            *
             Leon DeMaille (11)                 77,917            *
             Alan J. Andreini                      0              0
             Russell Fleischer(10)               3,950            *
                                                 -----           --

             All executive officers and
             directors as a group
             (13 persons)                   69,761,093       77.20%

  * Less than one percent.




Notes:

(1) Except as otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the address of each Named Executive Officer, director and beneficial owner of more than 5% of our Common Stock is c/o InterWorld Corporation, 395 Hudson Street, 6th Floor, New York, New York 10014.
(2) The ownership percentages set forth in the table are based on 90,361,014 shares of Common Stock outstanding as of May 4, 2001, together with applicable options and/or warrants for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities where applicable. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of the Record Date are deemed to be beneficially owned by the person holding these options for the purpose of computing the percentage of ownership of the person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(3) Excludes 359,906,680 shares issuable upon redemption of the remaining shares of Series A Stock. J Net's address is 4020 West Lake Creek Drive, Suite 100, Wilson, Wyoming 83014. Excludes five percent holders who are listed as a director or an executive officer.
(4) Includes 4,270,406 shares held by Michael J. Donahue that secure the Amended and Restated Loan Assumption and Forbearance Agreement between Mr. Donahue and J Net described below under the title "Interest of Certain Persons in Matters to be Acted Upon." Mr. Hobbs is the President and Chief Operating Officer of J Net, Mr. Markin is a director of J Net and Mr. Tessler is the Chairman and Chief Executive Officer of J Net. The address of each of Messrs. Hobbs, Markin and Tessler is c/o J Net Ventures 680 Fifth Avenue, 11th Floor, New York, New York 10019. (5) Includes 4,941 shares of Common Stock issuable upon the exercise of vested Common Stock options.
(6) Includes 4,941 shares of Common Stock issuable upon the exercise of vested Common Stock options. Mr. Markin exchanged of 25,000 unexercised options with an exercise price of $2.1875 per share, for 25,000 options with an exercise price of $1.00 per share.
(7) Includes 4,941 shares of Common Stock issuable upon the exercise of vested Common Stock options. Mr. Tessler exchanged of 25,000 unexercised options with an exercise price of $2.1875 per share, for 25,000 options with an exercise price of $1.00 per share.

(8) Includes 31,562 shares of Common Stock issuable upon the exercise of vested Common Stock options. Mr. West exchanged an aggregate of 30,000 unexercised options with an exercise price of $2.00 per share, for 30,000 options with an exercise price of $1.00 per share and 10,000 unexercised options with an exercise price of $51.50 per share, for 5,000 options with an exercise price of $1.00 per share.
(9) Includes 5,376 shares of Common Stock issuable upon the exercise of vested Common Stock options. Mr. Boyle exchanged an aggregate of 20,000 unexercised options with an exercise price of $17.375 per share, for 15,000 options with an exercise price of $1.00 per share.
(10) Disclosure regarding shares beneficially owned is based on responses provided to InterWorld on holdings as of December 31, 2000.
(11) Includes 22,917 shares of Common Stock issuable upon the exercise of vested Common Stock options. Mr. DeMaille exchanged an aggregate of 80,000 unexercised options with an exercise price of $51.125 per share, for 40,001 options with an exercise price of $1.00 per share and 100,000 unexercised options with an exercise price of $64.50 per share, for 50,000 options with an exercise price of $1.00 per share.


Preferred Stock
---------------

      As of May 4, 2001, 100% of the 2,816,611 issued and outstanding shares of our Series A Stock were beneficially owned by J Net, whose address is 4020 West Lake Creek Drive, Suite 100, Wilson, Wyoming 83014.


             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

      Three of the members of our Board of Directors, David R. Markin, Allan R. Tessler and Mark W. Hobbs are executives and/or board members of J Net. Mr. Tessler serves as Chairman of the Board of Directors of InterWorld and as the Chairman and CEO of J Net. In addition, Steven L. Korby serves as Chief Financial Officer of both InterWorld and J Net. On October 12, 2000 J Net entered into a Loan Assumption and Forbearance Agreement with Michael J. Donahue, Vice Chairman of InterWorld, pursuant to which J Net agreed to purchase from Salomon Smith Barney a loan from Salomon Smith Barney to Mr. Donahue. The loan is secured by 4,270,406 shares of Common Stock and certain real property. Pursuant to a Call/Participation Agreement, Mr. Donahue agreed that J Net would share in the profit on a portion of the stock securing the loan once certain conditions, including the repayment of the loan, were met. Mr. Donahue has sole power to vote and dispose of such shares. However, Mr. Donahue has agreed that for so long as the loan is outstanding, given the highly leveraged nature of the loan, he would, prior to any vote of the stockholders of InterWorld, consult with J Net and obtain J Net's view with respect to such vote. J Net subsequently assigned the Loan Assumption and Forbearance Agreement to J Net Ventures I, LLC ("Ventures I"), an affiliate of J Net. In January 2001, Ventures I informed Mr. Donahue that as of December 6, 2000, Mr. Donahue was in default under the Loan Assumption and Forbearance Agreement because, among other things, the Common Stock of InterWorld had been trading at a price below $2.00 for a period of 10 consecutive trading days. Although Ventures I has not exercised its rights under the Loan Assumption and Forbearance Agreement as a result of this default, it has expressly reserved its right to do so in the future. Furthermore, on April 4, 2001, Mr. Donahue and J Net agreed to amend and restate the Loan Assumption and Forbearance Agreement in order to add Excalibur Polo Farm, LLC as a debtor and amend certain provisions relating to interest payment dates, collateral provisions, and acceleration provisions.

      At a meeting of the Board of Directors of InterWorld held on February 6, 2001, the Board of Directors created an executive committee consisting of Allan
R. Tessler, Michael J. Donahue and Mark W. Hobbs and delegated to the committee all of the powers and authority of the Board of Directors in the management of the business and affairs of InterWorld except with respect to (i) any transaction or proposed transaction between or involving both InterWorld and J Net, (ii) any powers or authority delegated to any other committee of the Board of Directors or (iii) any powers or authority that may not be delegated to a committee of the Board of Directors under the Delaware General Corporation Law. InterWorld and J Net recognize that situations may arise in which there is a conflict between the interests of InterWorld and the interests of J Net. InterWorld expects that when such a conflict arises in connection with a significant corporate matter, the Board of Directors will appoint a committee of independent directors to make decisions regarding, and act on behalf of, the corporation with respect to such matter.

                     INCORPORATION OF FINANCIAL INFORMATION

      Our Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the Securities and Exchange Commission on April 3, 2001 (Commission File No. 000-26925) is incorporated in its entirety by reference into this Information Statement.

      Our Annual Report on Form 10-K/A for the year ended December 31, 2000 as filed with the Securities and Exchange Commission on April 30, 2001 (Commission File No. 000-26925) is incorporated in its entirety by reference into this Information Statement.

      As the requisite stockholder vote for the amendment to our Certificate of Incorporation as described in this Information Statement was obtained upon the delivery of the written consent of J Net, WE ARE NOT ASKING FOR A PROXY FROM YOU AND YOU ARE REQUESTED NOT TO SEND US ONE. This Information Statement is for informational purposes only. Please read this Information Statement carefully.

                                    By Order of the Board of Directors


                                    Kevin T. Boyle
                                    General Counsel and Secretary

New York, New York
May   , 2001



              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                               INDEX OF EXHIBITS

      A. Certificate of Amendment to the Amended and Restated Certificate of Incorporation of InterWorld Corporation to effect the Reverse Stock Split.